AMENDMENT NO. 1 TO MASTER CREDIT AGREEMENT

       THIS AMENDMENT NO. 1 TO MASTER CREDIT AGREEMENT is made as of April 30, 1999, by and among CONSTRUCTION FORMS, INC., a Wisconsin corporation (the "Company"), CF ULTRA TECH, INC., a Wisconsin corporation ("Ultra") and CF GILCO, Inc., a Wisconsin corporation ("Gilco") and LASALLE NATIONAL BANK, a national banking association (the "Bank").

       In consideration of the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                    ARTICLE I
                                   DEFINITIONS

       When used herein, the following terms shall have the following meanings specified:

       1.1  "Amendment"  shall  mean  this  Amendment  No.  1 to  Master  Credit
Agreement

       1.2 "Credit Agreement" shall mean the Master Credit Agreement dated as of June 21, 1996 by and among the Company, Ultra, Gilco and the Bank as amended pursuant to a waiver and amendment letter dated April 2, 1998 of Bank in favor of the Company.

                                   ARTICLE II
                                   AMENDMENTS

       The Credit Agreement is hereby amended as follows:

       2.1 Amendments.

           (a) Ultra and Gilco, which were merged into the Company effective as of February 1, 1998, are hereby removed as parties to the Credit Agreement.

           (b) Each reference to "Overadvance Term" contained in the Credit Agreement and all Related Documents is amended in its entirety to read "Term."

           (c) The following definitions contained in Section 1.1 of the Credit Agreement are hereby amended in their entirety as follows:

       "Borrowing Base" shall mean, as of any date, the sum of (a) 60% of Qualified Accounts of CF Europe and CF Asia, each a division of the Company, plus (b) 85% of all other Qualified Accounts, plus (c) 30% of Qualified Inventory of CF Europe and CF Asia, plus (d) 50% of all other Qualified Inventory.

       "Borrowing Base Certificate" shall mean a schedule of the Bank's collateral in the form of Exhibit A separately setting forth accounts receivable, Qualified Accounts, inventory and Qualified Inventory.

       "Excess Cash Flow Payment" shall mean an amount equal to 50% of Excess Cash Flow for the relevant period of determination.

       "LIBOR Spread" shall mean, subject to the final sentence of this definition, for any period, the applicable of the following percentages in effect with respect to such period based on the ratio of (a) Funded Debt outstanding on the January 31 prior to the date of determination, to
       (b) EBITDA computed as of the January 31 prior to the date of determination as follows:

                                                  LIBOR                LIBOR
                                                Spread for            Spread for
              Funded Debt to EBITDA            Revolving Loans       Term Loan
              ---------------------            ---------------       ---------

                          Equal to or
         Greater than      less than
         ------------      ----------
         2.25 to 1.00      __________             2.25%                 2.50%
         2.00 to 1.00      2.25 to 1.00           2.00%                 2.25%
         1.75 to 1.00      2.00 to 1.00           1.75%                 2.00%
         __________        1.75 to 1.00           1.50%                 1.75%

              The LIBOR Spread shall be adjusted, if necessary, annually on April 30 of each year; provided, however, that the LIBOR Spread may not change during a Loan Period. Notwithstanding anything to the contrary contained herein, until October 31, 1999, the LIBOR Spread shall be calculated as if the ratio of Funded Debt to EBITDA was 2.01 to 1.00, regardless of the actual ratio of Funded Debt to EBITDA.

       "'Qualified Account' shall mean an account (as that term is defined in the UCC and by GAAP) owing solely to the Company which is not subject to any assignment, claim, lien, encumbrance or security interest whatsoever other than those securing any of the Company's obligations to the Bank, excluding any reserve for bad debts and uncollectible finance charges; provided, however, that an account shall not be a Qualified Account if the Company has any notice or knowledge of the bankruptcy, insolvency, or similar proceeding of the account debtor thereunder, or of the inability of the account debtor thereunder to pay its debts as they become due, or of anything which might impair the credit standing of the account debtor."

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

       "'Qualified Inventory' shall mean inventory (as that term is defined in the UCC and by GAAP) solely owned by the Company which meets the following requirements and continues to meet the same until sold or otherwise disposed of as permitted by this Agreement: (a) it is not subject to any assignment, claim, lien, or security interest whatsoever other than those securing the Obligations; (b) it is not obsolete, is in good condition and is either currently usable or saleable; (c) it is raw materials or finished goods; and (d) it is valued at the lower of cost (on a FIFO basis) or market value."

       "Related Documents" shall mean the Master Revolving Credit Note, the Master Term Note, the Security Agreements, the Guaranty, the Collateral Assignments, the Mortgages, the Pledge Agreement, the Assignment, the IRB Documentation, the Subordination Agreement dated as of April 30, 1999 of the City of Port Washington, Wisconsin in favor of the Bank and all other certificates, resolutions, or other documents required or contemplated hereunder.

       "Revolving Loan Commitment" shall mean an aggregate principal amount not to exceed $6,000,000, or such lesser amount to which the Revolving Loan Commitment is reduced under Section 2.1(e).

       "Restricted Payments" shall mean (a) dividends or other distributions by any Company based upon the stock of the Company (except dividends payable solely in stock of the Company), (b) purchases, redemptions or other acquisitions, direct or indirect, by the Company, of stock of the Company, whether now or hereafter outstanding, (c) any other distribution by the Company in respect of stock of the Company, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or otherwise, and (d) payment of management fees in an aggregate amount which exceeds $300,000 annually by the Company to one or more Affiliates, either directly or indirectly, whether in cash or property or otherwise.

       "Termination Date" shall mean, as to the Revolving Loans April 30, 2004, and as to the Term Loan April 30, 2004, or such earlier date on which the Obligations shall terminate as provided in Section 7.2.

       (d) The following definitions shall be added to Section 1.1 of the Credit Agreement and shall be placed in alphabetical order therein:

       "EBITDA" shall mean, with respect to the Company for any period, the net income from the Company's operations before interest, taxes, depreciation and amortization, determined in accordance with GAAP and applied in a manner consistent with the financial statements for such period and prior periods.

       "Gilco" shall mean CF Gilco, Inc., a Wisconsin corporation which was merged into the Company effective as of February 1, 1998.

       "Ultra" shall mean CF Ultra Tech, Inc., a Wisconsin corporation which was merged into the Company effective as of February 1, 1998.

       (e) The definition of "Marketable Securities" contained in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

       (f) Section 2.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

       " 2.1 Revolving Loans.

              (a) Prior to the Termination Date and so long as no Default has occurred and is continuing, the Bank agrees on the terms and conditions set forth in this Agreement to extend to the Company Revolving Loans from time to time in amounts not to exceed in the aggregate at any one time outstanding the lesser of (i) the Revolving Loan Commitment, and (ii) the Borrowing Base. Subject to the terms of this Agreement, the Company may borrow, repay (in whole or in part) and reborrow the Revolving Loans prior to the Termination Date for Revolving Loans. The Revolving Loans made by the Bank to the Company shall be evidenced by the Master Revolving Credit Note.

              (b) From the date of the first Revolving Loan and until all Revolving Loans are paid in full, the Company shall pay all accrued and unpaid interest on (i) any portion of the Revolving Loans which are LIBOR Rate Loans on the last day of the Loan Period, or (ii) any portion of the Revolving Loans which are not LIBOR Rate Loans on the first day of each month, commencing on the last day of May, 1999. Prior to an Event of Default, interest shall accrue on the aggregate unpaid principal amount from time to time outstanding under the Master Revolving Credit Note at a rate per annum equal to (i) the applicable LIBOR Rate on each LIBOR Rate Loan, and (ii) the Prime Rate on Revolving Loans which are not LIBOR Rate Loans. Interest shall be computed and adjusted daily based on the actual number of days elapsed in a year of 360 days. All outstanding unpaid principal and accrued interest on the Revolving Loans shall be due and payable on the Termination Date for the Revolving Loans.

              (c) The Company may obtain Revolving Loans by making a request therefor to the Bank, orally or in writing. Such request shall specify a Business Day prior to the Termination Date on which such Revolving Loans are to be made (the "Borrowing Date"), shall be received by the Bank by 12:00 Noon (Milwaukee time) three Business Days before the Borrowing Date in the case of LIBOR Rate Loans or otherwise by 12:00 Noon (Milwaukee time) of the Borrowing Date, and shall specify the amount of the Revolving Loans requested, whether the Revolving Loans are to be LIBOR Rate Loans and, if so, the requested Loan Period; provided, however, that within three days after any oral request for a Revolving Loan, the Bank shall receive from the Company a written confirmation in form acceptable to the Bank confirming the Company's Revolving Loan request, and the Bank's obligation to make further Revolving Loans hereunder to the Company shall be suspended until such confirmation has been received by the Bank. In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice shall control. The Company shall be obligated to repay all Revolving Loans notwithstanding the failure of the Bank to receive written confirmation, and notwithstanding the fact that the person requesting the Revolving Loan was not in fact authorized to do so. No Revolving Loan request shall be modified, altered or amended without the prior written consent of the Bank. Each Revolving Loan shall be in the principal amount of the lesser of (i) $25,000 or a multiple thereof, or (ii) the Maximum Available Commitment; provided, however, that the Companies may not request LIBOR Rate Loans in an amount less than $250,000 per request (and additional increments of $100,000). Upon fulfillment of the conditions specified in
       Section 4.2, the Bank shall promptly deposit the amount of such Revolving Loan in the general deposit account of the Company maintained at the Bank.

              (d) Revolving Loans which are not LIBOR Rate Loans may be converted (in increments of $250,000 (and additional increments of $100,000)) into LIBOR Rate Loans by notice from the Company to the Bank meeting the requirements of, Section 2.1(c). At the end of each respective Loan Period, LIBOR Rate Loans shall become Revolving Loans which are not LIBOR Rate Loans unless and until the Company converts such Revolving Loans to LIBOR Rate Loans.

              (e) On the final day of each fiscal quarter, the

       Company may, upon five Business Days' prior written notice to the Bank, permanently reduce the aggregate amount of the Revolving Loan Commitment; provided that no such reduction shall reduce the aggregate amount of the Revolving Loan Commitment to an amount less than the aggregate unpaid principal balance of the Master Revolving Credit Note on the effective date of such reduction. Each reduction in the Revolving Loan Commitment shall be in a minimum amount of $250,000 and in integral multiples of $250,000 above such minimum."

       (g) Section 2.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

       "2.2 Term Loan.

              (a) On the date hereof, the Bank agrees to continue to extend to the Company the Term Loan in an aggregate principal amount of $5,750,000 and such Term Loan shall be subject to all of the terms and conditions set forth in this Agreement. The Term Loan made by the Bank to the Company pursuant hereto shall be evidenced by the Master Term Note.

              (b) The Company shall pay all accrued and unpaid interest on (i) any portion of the Term Loan which is a LIBOR Rate Loan on the last day of the Loan Period, or (ii) any portion of the Term Loan which is not a LIBOR Rate Loan on the first day of each month, commencing on the last day of May, 1999, and continuing until the Term Loan is paid in full. Prior to an Event of Default, interest shall accrue on the aggregate unpaid principal amount outstanding under the Term Note at a rate per annum equal to (i) the applicable LIBOR Rate if the Term Loan is a LIBOR Rate Loan, and (ii) the Prime Rate if the Term Loan is not a LIBOR Rate Loan. Notwithstanding the foregoing, and so long as no Default has occurred and is continuing, the Company may elect to fix the interest rate on all, but not less than all, of the outstanding Term Loan (provided that no such portion of the Term Loan at the time of such conversion may be LIBOR Rate Loans) at the Fixed Term Rate by delivering an irrevocable written notice to the Bank at least three Business Days prior to the effective date of such election as specified therein (the "Fixed Term Rate Borrowing Date"); and, thereafter, interest shall accrue on the aggregate unpaid principal amount of the Term Loan at a rate per annum equal to the Fixed Term Rate. Interest shall be computed and adjusted daily based on the actual number of days elapsed in a year of 360 days. The Company shall pay principal outstanding under such Term
       Note in twenty equal quarterly installments of principal of $200,000 each payable commencing on the last day of July, 1999 and on the last day of each July, October, January and April thereafter, and a final payment of the balance of all unpaid principal and accrued interest on the Termination Date for such Term Loan. Amounts paid or prepaid on the Term Loan may not be reborrowed.

              (c) So long as no Default has occurred and is continuing and provided that the Company has not elected to convert the Term Loan to the Fixed Term Rate pursuant to Section 2.2(b), the portion of the Term Loan which is not a LIBOR Rate Loan may be converted into a LIBOR Rate Loan of at least $250,000 (and additional increments of $100,000) by written notice from the Company to the Bank and received by Bank by 12:00 p.m. (Milwaukee time) three Business Days before the requested conversion date (such date which shall be prior to the Termination Date for the Term
       Loan); such notice which shall specify the amount of the Term Loan to be converted and the requested Loan Period. No Term Loan conversion request shall be modified, altered or amended without the prior written consent of the Bank. At the end of each respective Loan Period, each LIBOR Rate Loan shall become a Term Loan which is not a LIBOR Rate Loan unless and until the Company converts such Term Loan to a LIBOR Rate Loan."

       (h) Section 3.12 of the Credit Agreement is hereby amended in its entirety to read as follows:

              " 3.12 Places of Business. The principal place of business and the chief executive office of the Company is located at the address specified in Section 8.6, and the books and records of the Company and all records of account are located and hereafter shall continue to be located at such principal place of business and chief executive office."

       (i) A new Section 3.20 is added to the Credit Agreement to read as follows:

              " 3.20 Year 2000 Compliance. All material computer hardware, software and databases used by the Company are Year 2000 Compliant and the Company will not after the date hereof be materially and adversely affected by, incur any material cost, material liability or material expense which arises from the failure of the Company's hardware, software and databases to be Year 2000 Compliant. For purposes of this Section, "Year 2000 Compliant" shall mean, as to all computer hardware, software and databases, that such hardware, software or database operates, and will operate, accurately and without interruption, prior to and after December 31, 1999, when referring to, or involving, any year or date in the twentieth or twenty-first centuries."

       (j) The reference to "50 days" contained in Section 5.3(a) of the Credit Agreement is hereby amended in its entirety to read "60 days."

       (k) Section 5.3(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

              " (b) as soon as available, and in any event within 90 days after the close of each fiscal year of Edison Control Corporation, copies of
       (i) the detailed annual audit report for such year and accompanying consolidated financial statements for Edison Control Corporation and its Subsidiaries as of the end of such year (including consolidating information for the Company), containing balance sheets and statements of income, retained earnings and cash flows for such year and for the previous fiscal year, as audited by independent certified public accountants of recognized standing selected by Edison Control Corporation and satisfactory to the Bank, which report shall be accompanied by (A) the unqualified opinion of such accountants to the effect that the statements present fairly, in all material respects, the financial position of Edison Control Corporation and its Subsidiaries as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP; (B) a certificate of such accountants showing their calculation of the financial covenants contained herein and stating that their review disclosed no Default or that their review disclosed a Default and specifying the same and the action taken or proposed to be taken with respect thereto; and (C) any supplementary comments and reports submitted by such accountants to Edison Control Corporation including the management letter, if any; and
       (ii) unaudited internally-prepared financial statements for CF and its Subsidiaries as of the end of such year, containing balance sheets and statements of income, retained earnings and cash flows for such year and for the previous fiscal year;"

       (l) The reference to "15 days" contained in Section 5.3(d) of the Credit Agreement is hereby amended in its entirety to read "30 days."

       (m) Section 5.5 of the Credit Agreement is hereby amended in its entirety to read as follows:

       " 5.5 Use of Proceeds. Use the entire proceeds of the Obligations as follows:

              (a) the proceeds of the Revolving Loans shall be used for working capital and general corporate purposes only; and

              (b) the proceeds of the Term Loan shall be used to refinance (i) all of the Company's existing term debt and a portion of the Company's existing revolving debt to the Bank, and (ii) to refinance all indebtedness related to the Subordinated Loan Transaction."

       (n) Section 6.8 of the Credit Agreement is hereby amended in its entirety to read as follows:

              "6.8 Fixed Asset Expenditures. Purchase, become obligated for, invest in, acquire or otherwise expend for the acquisition of real estate, machinery, equipment or other fixed assets (including capitalized lease obligations) during any fiscal year an amount exceeding $1,000,000."

       (o) Section 6.10 of the Credit Agreement is hereby amended in its entirety to read as follows:

              " 6.10 Tangible Net Worth. Permit Tangible Net Worth at the end of any fiscal quarter of the Companies to be less than (a) $3,250,000, plus
       (b) 75.0% of the Company's Net Income (but not Net Loss) for each fiscal year of the Company ending on or after January 31, 2000."

       (p) Section 6.11 of the Credit Agreement is hereby amended in its entirety to read as follows:

              " 6.11 Funded Debt to EBITDA. Permit the ratio of Funded Debt to EBITDA to exceed (a) 2.50 to 1 at the end of any fiscal quarter of the Companies from July 31, 1999 through January 31, 2000, (b) 2.25 to 1 at the end of any fiscal quarter of the Companies from April 30, 2000 through January 31, 2001, and (c) 2.0 to 1 at the end of any fiscal quarter thereafter."

       (q) Section 6.13 of the Credit Agreement is hereby amended in its entirety to read as follows:

              " 6.13 Debt Service Coverage Ratio. As of the end of any fiscal quarter, permit the ratio of (a) EBITDA of the Companies for the most recent four fiscal quarters, to (b) all scheduled principal payments and interest expense paid or accrued by any Company during the most recent four fiscal quarters, to be less than (i) 2.0 to 1 at the end of any fiscal quarter of the Companies from July 31, 1999 through January 31, 2000, (ii) 2.25 to 1 at the end of any fiscal quarter of the Companies from April 30, 2000 through January 31, 2001, and (iii) 2.5 to 1 at the end of any fiscal quarter thereafter."

       (r) Section 8.6 of the Credit Agreement is amended by deleting the current notice information for the Companies and replacing it with the following:

       "if to the Companies:      Construction Forms, Inc.
                                  777 Maritime Drive
                                  P.O. Box 308
                                  Port Washington, WI  53074
                                  Attn:  Mr. Alan Kastelic,
                                             President
                                  FAX: (414) 268-1946"

       2.2 Miscellaneous Amendments. The Credit Agreement, the Related Documents and all other agreements and instruments executed and delivered heretofore or hereafter pursuant to the Credit Agreement are amended hereby so that any reference therein to the Credit Agreement shall be deemed to be a reference to such agreements and instruments as amended by or pursuant to this Amendment.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company hereby represents and warrants to the Bank that:

       3.1 Credit Agreement. All of the representations and warranties made by the Company in the Credit Agreement are true and correct in all material respects on the date of this Amendment. No Default or Event of Default under the Credit Agreement has occurred and is continuing as of the date of this Amendment (after giving effect to the limited waiver contained in Section 4.8 hereof).

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

       3.2 Authorization; Enforceability. The making, execution and delivery of this Amendment and performance of and compliance with the terms of the Credit Agreement has been duly authorized by all necessary corporate action by the Company. This Amendment is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

       3.3 Absence of Conflicting Obligations. The making, execution and delivery of this Amendment and performance of and compliance with the terms of the Credit Agreement, as amended, do not violate any presently existing provision of law or the articles or certificate of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it or any of its assets is bound.

                                   ARTICLE IV
                                  MISCELLANEOUS

       4.1 Continuance of Credit Agreement. Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect.

       4.2 Survival. All agreements, representations and warranties made in this Amendment or in any documents delivered pursuant to this Amendment shall survive the execution of this Amendment and the delivery of any such document.

       4.3 Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Wisconsin applicable to agreements made and wholly performed within such state.

       4.4 Counterparts; Headings. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. Article and section headings in this Amendment are inserted for convenience of reference only and shall not constitute a part hereof.

       4.5 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment in such jurisdiction or affecting the validity or enforceability of any provision in any other jurisdiction.

       4.6 Conditions. The effectiveness of this Amendment is subject to the Bank having received on or before the date hereof, each of the following, in form and substance satisfactory to the Bank and its counsel:

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


       (i) a certificate of an officer of the Company and dated the date hereof certifying: (A) the adoption and continuing effect of resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Amendment and the documents to be executed and delivered in connection with this Amendment; (B) that its bylaws have not been amended since the date of the last delivery of the bylaws to the Bank on June 21, 1996; and (C) that an attached copy of its Articles of Incorporation, recently certified by the Department of Financial Institutions of Wisconsin are in full force and effect on the date hereof and have not be amended since the date of certification by the Department of Financial Institutions;

       (ii) the Subordination Agreement attached hereto as Exhibit L of the City of Port Washington, Wisconsin in favor of the Bank;

       (iii)  the Amended and Restated Master Revolving Note;

       (iv)   the Amended and Restated Master Term Note;

       (v) an opinion of counsel to the Companies in form and substance satisfactory to the Bank;

       (vi) evidence satisfactory to the Bank in its sole discretion that all of the conditions outlined in the letter of the Bank to the Company, dated September 4, 1998, have occurred;

       (vii)  an amendment fee in the amount of $10,000; and


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



       (viii) such additional supporting documents and materials as the Bank may reasonably request.

       4.7 Other Capitalized Terms. All capitalized terms used in this Amendment and not specifically defined herein shall have the definitions assigned to such terms in the Credit Agreement.

       4.8 Waiver. The Banks hereby waive compliance by the Company with Sections 6.1(a) and (c) of the Credit Agreement (as in effect prior to giving effect to this Amendment) as they apply to the sale of the portion of the City of Port Washington property commonly known as "Outlot B" to the City of Port Washington. This limited waiver shall be effective only for the specific purposes set forth in this Section and shall not be deemed to be a further or continuing waiver of any other Section of the Credit Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Credit Agreement as of the day and year first written above.


                                              CONSTRUCTION FORMS, INC.


                                              By:
                                                 -------------------------------

                                                   ---------------, ------------

                                              CF GILCO, INC.

                                              By: CONSTRUCTION FORMS, INC.


                                              By:
                                                 -------------------------------

                                                   ---------------, ------------


                                              CF ULTRA TECH, INC.

                                              By: CONSTRUCTION FORMS, INC.


                                              By:
                                                 -------------------------------

                                                   ---------------, ------------


                                              LASALLE NATIONAL BANK


                                              By:
                                                 -------------------------------
                                                 James A. Meyer,
                                                 First Vice President


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